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                                                                       EXHIBIT 8

                  FORM OF MORGAN, LEWIS & BOCKIUS LLP TAX OPINION

March __, 1999

National Information Group
395 Oyster Point Boulevard, Suite 500
San Francisco, California 94080

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of November 17, 1998, as amended by the First Amendment to Agreement and Plan of Merger dated as of March 15, 1999 (the "Agreement") by and among The First American Financial Corporation, a California corporation ("FAFCO"), Pea Soup Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FAFCO ("FAFCOSUB"), and National Information Group, a California corporation (the "Company"), FAFCOSUB will merge with and into the Company (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to the Company in connection with the Merger and in that connection, you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the "Documents"):

1.   The Agreement;

2. The registration statement of FAFCO on form S-4 filed with the Securities and Exchange Commission with respect to the FAFCO Common Shares to be issued to the shareholders of the Company in connection with the Merger (the "Registration Statement") and the proxy statement/prospectus included the Registration Statement (the "Proxy Statement/Prospectus");

3. The representations made to us by FAFCO in its letter to us dated ________, 1999 (the "FAFCO Tax Certificate");

4. The representations made to us by the Company in its letter to us dated ________, 1999 (the "Company Tax Certificate"); and


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5.   Such other instruments and documents related to the formation, organization and operation of FAFCO, FAFCOSUB and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement, (ii) original documents (including signatures) are authentic, (iii) documents submitted to us as copies conform to the original documents, (iv) there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, and (v) the Merger will be effective under applicable state law.

Furthermore, as to certain facts material to our opinion that we did not independently establish or verify, we have relied, with your permission, upon the accuracy of statements and representations of officers of each of FAFCO, FAFCOSUB and the Company contained in the FAFCO Tax Certificate and the Company Tax Certificate.

                                      OPINIONS

Based on the facts and assumptions specified herein and the statements, covenants, representations and warranties contained in the Documents, and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all in effect as of today's date, it is our opinion that for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code, and FAFCO, FAFCOSUB and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code and accordingly:

1. No gain or loss will be recognized by Company shareholders upon the exchange of their Company Common Shares solely for FAFCO Common Shares pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional FAFCO Common Shares.

2. The aggregate tax basis of the FAFCO Common Shares received solely in exchange for Company Common Shares pursuant to the Merger (including fractional FAFCO Common shares for which cash is received) will be the same as the aggregate basis of the Company Common Shares exchanged therefor.

3. The holding period for FAFCO Common Shares received solely in exchange for Company Common Shares pursuant to the Merger will include the holding period of the Company Common Shares exchanged therefor, provided such Company Common Shares were held as a capital asset by the shareholder at the Effective Time.

4. A Company shareholder who receives cash in lieu of a fractional FAFCO Common Share will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in 2 above) and the amount of cash received.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today's date. It represents our best


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legal judgment as to the matters addressed herein, but is not binding on the
Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time with retroactive effect. No assurances can be given as to the effect of any such change on our opinion. If any of the facts and assumptions pertinent to the Federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become inaccurate, please advise us so that we may consider the effect, if any, on our opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of the Company and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned "The Merger -- Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



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